Exhibit 99.2

MagnaChip Semiconductor Corporation

Investor Q&A

February 13, 2015

1.	What were MagnaChip’s operating highlights for the Nine Months Ended September 30, 2014?

We believe that we built a solid foundation for recovery and future growth in the first nine months of 2014. Compared to the same nine-month period in 2013:

•	New product design-ins increased 4%;

•	New product design-wins increased 23%;

•	Smartphone model alignments increased 91%;

•	New SMS projects nearly doubled; and

•	Key technology processes offered to customers increased 18%.

2.	Has MagnaChip’s business experienced significant disruption as a result of the restatement process?

No. We continue to execute in all areas and new product development remains a priority for us. We have maintained our focus in servicing our existing customers while broadening our reach to new customers.

We retained all of our major customers during the restatement process. However, in order to ensure that we minimize risks related to distributor transactions in the future, we have significantly decreased our channel inventory and converted certain revenue relationships from distributor sales to direct sales in 2014 and 2015.

3.	Can you address the decline in cash balance since the end of 2013?

During 2014, our high-end smartphone business continued to be soft while our fixed costs including labor and utilities have increased. Additionally, in the first quarter of 2014, we began to incur significant costs associated with our internal investigation and restatement process as well as our shareholder litigation. These items have negatively impacted our operating cash flow.

4.	What is MagnaChip’s current liquidity situation?

Our cash balance was $125.2 million as of September 30, 2014. We believe we have a sufficient level of liquidity to meet our expected cash needs for the next 12 months, but we may, from time to time, require or choose to consider additional financing to support our business operations.

5.	Discuss the factors that impacted your gross margin in 2014.

Reduced factory loadings, partly because of a softening in the high-end smartphone business, resulted in lower utilization rates during 2014. In addition, our product mix deteriorated due to the slow pace of new product introductions in late 2013 and early 2014. Meanwhile, our costs including labor, utilities, and third-party outsourcing increased when compared to 2013.

In addition, we identified a need to bolster our reserve provisions primarily related to high levels of legacy product inventory buildup during 2013. Reserve requirements affect gross margins and are reviewed and adjusted on an on-going basis.

6.	Explain your gross margin changes in 2014.

Broadly speaking, we had three issues. One, our utilization rate declined more than 10%. Two, our fixed costs such as labor and utilities increased by about 8% per year between 2012 and 2014 (in USD terms). Three, our product mix deteriorated due to the slow pace of new product introductions in late 2013 and early 2014.

The good news is that we expect improvements on all three issues in 2015. We currently expect our utilization rate to improve several percentage points by the second quarter of 2015 versus the second half of 2014. By the second half of 2015, we expect our utilization rates will show significant year over year improvement. We expect meaningful moderation in the growth of labor and utility costs in 2015 and expect only low single-digit percentage increases, if not better. Lastly, thanks to our new design wins and customer relationships, we expect our product mix will improve as well.

7.	How should investors think about MagnaChip’s operating expenses going forward?

Our operating expenses for the first three quarters of 2014 were heavily impacted by the non-recurring restatement and related expenses, including legal expenses related to our shareholder litigation. With the exception of such expenses, we do not expect significant changes in our overall operating expenses for the foreseeable future.

8.	What is the typical seasonality of each business line?

Our net sales and number of distinct products sold are affected by market variations from quarter to quarter due to business cycles, and resulting product demand, of our customers. In our Display Solutions and Power Solutions business lines, consumer products manufacturers generally reduce orders in order to reduce excess inventory remaining from the holiday season. In our Semiconductor Manufacturing Services business, the supply-demand cycle is usually one quarter ahead of the broader semiconductor market due to lead time from wafer input to shipment to our customers, so the demand for these products tends to peak in the third quarter and is slower in the fourth and first quarters.

9.	Please provide more details on your new foundry projects.

We now have 100 active projects in our pipeline, including a significant percentage of business from industrial, automotive, energy, and Internet-of-Things customers. We expect revenue contribution from these projects starting in the second half of 2015.

10.	In Display, are you seeing any benefit from the growth of UHD TVs?

Yes. UHD TV is a growing category. UHD TVs require 2-4 times the number of display drivers as compared to LED TVs. Although, for now, UHD TVs are only a minor revenue contributor, our Display Solutions division is expected to benefit from the growth of UHD TVs.

11.	Why did you decide to close your six-inch fab?

The industry landscape for the markets served by our six-inch fab has become unfavorable. According to industry research, the demand for six-inch wafers is down nearly 30% since 2010 and continues to decline. As such, we determined that the six-inch fab no longer fits within our technology roadmap for new products and needs to be closed.

12.	Did the revenue recognition practices identified during the independent investigation, and since addressed, relate to all distributors and customers or to a limited few?

The revenue recognition issues which we have addressed were limited to certain distributor and non-distributor customers. We have taken appropriate accounting measures and implemented additional internal control over financial reporting procedures to enhance our revenue recognition accounting processes.

13.	What are the costs associated with the internal investigation, restatement and shareholder litigation? Do you have an estimate of how much more it will cost?

Cumulative accounting, legal and related expenses associated with the internal investigation, restatement process and shareholder litigations totaled approximately $28.8 million as of September 30, 2014. We anticipate significant additional expenses.

14.	Where can I find the additional information regarding the restatement?

All of our SEC filings, including our 2013 10-K and our 10-Q for each of the first three quarters of 2014, can be found either on our website at www.magnachip.com or at www.sec.gov.

# # #